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Mesa Energy Holdings, Inc. Discusses the Java Field Project

Press Release Source: Mesa Energy Holdings, Inc. On Thursday March 11, 2010, 8:30 am EST

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, discusses its Java Field natural gas development project.

The Company recently acquired the Java Field in Wyoming County in western New York. The Company has a 100% working interest in 17 leases, held by production, covering approximately 3,235 mineral acres, 19 existing natural gas wells, two tracts of land totaling approximately 36 acres and two pipeline systems.

The current low level production from the Medina Sandstone zone in the Java Field, which has been in production for approximately 30 years, is being sold primarily to a local manufacturing plant owned by U.S. Gypsum Corporation. The Company believes that there is significant enhancement potential in production and lifespan with the existing wells as well as large-scale development potential through the drilling of new wells into the Marcellus Shale. Enhancement, development and expansion of the Java Field will potentially increase production to much higher levels for many years to come resulting in the sale of gas not only to U.S. Gypsum but also into multiple intrastate and interstate transportation lines, such as those operated by Dominion and National Fuel Gas, located in close proximity to the Company’s Java Field property.

The Company believes it can potentially drill and complete up to 80 vertical Marcellus Shale wells on the project acreage and that the shales in the Java Field and surrounding area could provide an excellent opportunity to achieve significant daily production rates. In addition, the Company believes that there are multiple stacked pay zones present in the field, including the Utica Shale, and that there is also significant potential for enhancement and expansion of the Medina Sandstone using modern technology.

The Java Field is at the northern end of the Marcellus Shale trend which spans approximately 600 miles extending from West Virginia to western New York. In April 2009, the United States Department of Energy estimated the Marcellus to contain 262 trillion cubic feet of recoverable gas. Most of the existing Marcellus Shale activity is farther south in Pennsylvania and West Virginia and is deeper (6,000 to 7,000 feet). Companies such as Range Resources, Cabot, Chesapeake and Atlas Resources hold significant Marcellus acreage positions in Pennsylvania and West Virginia. They have spent the last few years leasing acreage and refining their drilling and frac techniques and, according to various industry publications and company news releases, have recently experienced significant increases in initial production rates from their Marcellus Shale wells. The Marcellus Shale in northern Pennsylvania and western New York has not yet been extensively explored. However, it is close to large domestic markets, has extensive pipeline infrastructure already in place, including the Company’s existing pipeline systems, and will be much less expensive to drill due to the shallower depths.

Energy companies that are actively engaged in the Marcellus Shale include Chesapeake Energy (NYSE: CHK - News), NGAS Resources Inc. (NASDAQ: NGAS - News), XTO Energy Inc. (NYSE: XTO - News), Anadarko Petroleum (NYSE: APC - News) and EOG Resources Inc. (NYSE: EOG - News).

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at
http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6211027&lan=en_US&anchor=www.sec.gov&index=3&md5=8687593efdb04d53d2881f3035eb3056.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us